Exhibit (l)

[Letterhead of Sutherland Asbill & Brennan LLP]

CYNTHIA M. KRUS
DIRECT LINE: 202.383.0218
Internet: cynthia.krus@sablaw.com

August 1, 2005

Patriot Capital Funding, Inc.
61 Wilton Road, Second Floor
Westport, Connecticut 06880

Ladies and Gentlemen:

     We have acted as counsel to Patriot Capital Funding, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333-124831) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act“), relating to (i) the issuance by the Company of an aggregate of 8,269,049 shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share, in connection with the offering described in the Registration Statement and (ii) the sale by the selling stockholder named in the Registration Statement (the “Selling Stockholder”) of an aggregate of 2,464,285 shares (the “Selling Stockholder Shares”) of the Company’s common stock, par value $0.01 per share, in connection with the offering described in the Registration Statement. The Selling Stockholder Shares have been issued by the Company and are outstanding.

     We have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company’s Restated Certificate of Incorporation, as amended to date and currently in effect, (ii) the Company's Restated Bylaws, as amended to date and currently in effect and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below.

     In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

     To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.

     This opinion is limited to the Delaware General Corporation Law, and we express no opinion with respect to other laws of the State of Delaware or the laws of any other jurisdiction.

Patriot Capital Funding, Inc.
August 1, 2005

The opinions expressed in this letter are based on our review of the Delaware General Corporation Law.

     Based upon and subject to the foregoing and our investigation of such matters of law as we have considered advisable, we are of the opinion that (1) the Company Shares, when issued, delivered and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, and (2) the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Cynthia M. Krus

Cynthia M. Krus